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                                                              Exhibit 99.1


FOR IMMEDIATE RELEASE

CONTACT:   SUZIE BOLAND
           PUBLIC COMMUNICATIONS INC.
           813/226-2772
           sboland@pci-web.com


             JUST LIKE HOME, INC. RECEIVES TERMINATION NOTICES FROM
                             HEALTH CARE REIT, INC.




         BRADENTON, FLORIDA - (MARCH 8, 1999)- Just Like Home, Inc. (the "Company" - OTC:JLHC) reported that it has received from Health Care REIT, Inc. (the "REIT" - NYSE:HCN) Notices of Termination of its lease agreements with the REIT, which termination, if effective, would cancel the Company's leases for all eight of the Company's facilities.

         The Company has filed counterclaims in various courts in Florida, seeking among other things to block the termination of the leases and to construe the leases as financing arrangements subject to Florida laws regarding foreclosure of mortgages.

         The REIT also drew $521,039 under various letters of credit provided by the Company to the REIT to secure the financing. This amount was substantially in excess of the amount the Company owed the REIT on the date of the commencement of this action. The REIT has advised the Company that the REIT's delivery of the Notices of Termination of the Leases and its draws under the letters of credit were based on certain alleged violations by the Company under the financing documents, including failure to make timely payments and violations of other financial and non-financial covenants.

         Daniel D. Levitan, Chairman and CEO of Just Like Home, Inc. stated, "We were saddened by the action taken by the REIT, and while the Company recognizes that it was in violation of certain conditions of the financing, we believe that we were in meaningful discussions with the REIT to resolve the outstanding issues." He continued, "We want to assure our residents and their families that we remain 100 percent committed to their continued high quality of care. We feel that this resident confidence in the new management team is reflected in the increase in facility occupancy from less than 70 percent in September 1998 to more than 85 percent today."

         Based in Bradenton, Fla., Just Like Home, Inc. offers a unique concept of senior assisted living in a homelike setting. The Company currently operates eight assisted living facilities in central Florida; located to offer economies of scale through shared administration. You may access the Company's web site at www.justlikehome.com.

         This news release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, including but not limited to: the availability of financing to the Company, changes in the retirement home and home care industry, uncertainties regarding market acceptance of the development of assisted living facilities, the impact of competitors and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.







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